Exhibit 99.1

Applied Minerals, Inc. Completes the Sale of Its Surface Piles for Net Proceeds of $4.3 Million

Proceeds from the sale significantly strengthen the Company’s liquidity position

Company may receive up to $4.3 million of additional net proceeds related to the sale

NEW YORK, NY Applied Minerals, Inc. (the "Company" or "Applied Minerals") (OTCQB: AMNL), a leading global producer of halloysite clay, under the trade name DRAGONITE, and advanced natural iron oxides, under the trade name AMIRON, is pleased to announce that it has closed on the sale of its five (5) surface piles (approximately 4.5 million tons of extracted material consisting primarily of mixed clays with iron oxide) to a leading building products and construction materials group for net proceeds of approximately $4.3 million. The material will be used as a natural pozzolan to extend Class F fly ash.

Andre Zeiton, President and CEO of Applied Minerals, commented, “We are pleased to have completed the sale of the Company’s five surface piles. The sale significantly enhances our liquidity position and eliminates the Company’s need to seek equity financing for the foreseeable future to fund its operations. The proceeds from the sale will be used primarily to continue the development and conversion of the Company’s sales opportunity pipeline.”

After determining that the cost of required beneficiation would severely limit the profitability of selling the surface pile material into high-value markets, management marketed a non-beneficiated form of the surface pile material that profitably met the price and performance needs of a low-value/high-volume construction materials application. The Company believes the size of its current underground resource of high-purity halloysite clay is more than sufficient to meet the expected demand for its DRAGONITE-based products.

The terms of the sale agreement also require the purchaser of the surface piles to pay Applied Minerals additional consideration for every ton of surface pile material the purchaser removes from the Dragon Mine property. The Company may receive additional net proceeds up to $4.3 million if the purchaser utilizes all of the material from the surface piles over a number of years.

The five surface piles of the Dragon Mine property were created from the production of unusable clay mineral during open pit and underground mining operations carried out between 1949 and 1976. The piles contain a mixture of halloysite, kaolinite and illite in addition to a range of non-clay minerals.

About Applied Minerals

Applied Minerals is the leading producer of halloysite clay and advanced natural iron oxide solutions from its wholly owned Dragon Mine property in Utah. Halloysite is aluminosilicate clay that forms naturally occurring nanotubes. In addition to serving the traditional halloysite markets for use in technical ceramics and catalytic applications, the Company has developed niche applications that benefit from the tubular morphology of its halloysite. These applications include carriers of active ingredients in paints, coatings and building materials, environmental remediation, agricultural applications and high-performance additives and fillers for plastic composites. Applied Minerals markets its halloysite products under the DRAGONITE™ trade name.

From its Dragon Mine property, the Company also produces a range of ultra-pure natural iron oxides consisting of hematite and goethite. Combining ultra-high purity and consistent quality, the inherent properties of the iron oxide from the Dragon Mine allow for a wide range of end uses in pigment and technical applications.

Applied Minerals markets its comprehensive line of advanced natural iron oxide pigments under the AMIRON™ trade name. Additional information on the Company can be found at www.appliedminerals.com and www.AMIRONoxides.com.

Safe Harbor Statements

The following are safe harbor statements under the Private Securities Litigation Reform Act of 1995 for Applied Minerals, Inc. Some statements contained or implied in this news release may be considered forward-looking statements, which by their nature are uncertain. Consequently, actual results could materially differ. For more detailed information concerning how risks and uncertainties could affect the Company's revenue pipeline, please refer to Applied Minerals' most recent annual and quarterly reports filed with the SEC. The Company assumes no obligation to update any forward-looking information.

Company Contact:

Richard P. Brown

978-767-0048

rbrown@appliedminerals.com